Exhibit 10.1

FOURTH AGREEMENT OF AMENDMENT

TO

REVOLVING LOAN AND SECURITY AGREEMENT

AND OTHER DOCUMENTS

This Fourth Agreement of Amendment to Revolving Loan and Security Agreement And Other Documents ("Fourth Agreement of Amendment") shall be effective as of July 1, 2013, and is by and among STERLING NATIONAL BANK, having offices at 500 Seventh Avenue, New York, N.Y. 10018-4502 ("Sterling"), and any other entity becoming a Lender pursuant to the Loan Agreement (defined below) are collectively referred to as the “Lenders” and individually as a "Lender;" and Sterling as the Agent for the Lenders as well as acting for the benefit of Lenders ("Agent"); SPAR Group, Inc., a Delaware corporation ("SGRP"), National Assembly Services, Inc., a New Jersey corporation, SPAR Group International, Inc., SPAR Acquisition, Inc., SPAR Trademarks, Inc., and SPAR Marketing Force, Inc., each a Nevada corporation (together with SGRP, either separately, jointly, or jointly and severally, "Borrower"); all currently having an address at 333 Westchester Avenue, South Building, Suite 204, White Plains, N.Y. 10604.

RECITALS

A.     Borrower has executed and delivered (i) a certain Secured Revolving Loan Note dated July 6, 2010 in the original maximum principal sum of Five Million Dollars ($5,000,000.00), as subsequently amended to Six Million Five Hundred Thousand Dollars ($6,500,000.00), as amended (the “Note”), payable to the order of Agent.

B.     In connection with the execution and delivery of the Note and to secure payment and performance of the Note and other obligations of Borrower to Agent, the Agent and Borrower have executed, among other things, a Revolving Loan and Security Agreement effective July 6, 2010, as amended ("Loan Agreement").

C.     In addition to the foregoing documents, the Borrower and Agent have executed or delivered other collateral agreements, certificates and instruments perfecting or otherwise relating to the security interests created. For purposes of convenience, the Note, Loan Agreement and related collateral agreements, certificates and instruments (as amended) are collectively referred to as the "Loan Documents.”

D.     Borrower has requested and Agent has agreed to a modification of the loan evidenced by the Note subject to the Loan Documents.

E.     In addition, Agent and Borrower wish to clarify certain of their rights and duties to one another as set forth in the Loan Documents.

NOW, THEREFORE, in consideration of the promises, covenants and understandings set forth in this Fourth Agreement of Amendment and the benefits to be received from the performance of such promises, covenants and understandings, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENTS

1.     Agent and Borrower reaffirm, consent and agree to all of the terms and conditions of the Loan Documents as binding, effective and enforceable according to their stated terms, except to the extent that such Loan Documents are hereby expressly modified by this Fourth Agreement of Amendment.

2.     In the case of any ambiguity or inconsistency between the Loan Documents and this Fourth Agreement of Amendment, the language and interpretation of this Fourth Agreement of Amendment is to be deemed binding and paramount.

3.     The Loan Agreement is hereby amended as follows:

(i)

The address of the Borrower in Tarrytown, N.Y., in the first paragraph on page 1, in Section 11.5(c) and anywhere else it may appear in the Loan Agreement or any schedule or exhibit thereto is hereby amended and restated to read as follows:

SPAR Group, Inc., 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604

The Borrower does not intend to change any address of the Borrower in Michigan or any person at the Borrower to whom attention is directed.

(ii)	The last sentence in Subsection 1.1(a) is hereby amended and restated to read as follows:

The full amount of outstanding principal and interest on account of the Revolving Loan is to be payable on the earlier of (i) July 6, 2016, (ii) as provided in Article 14 of this Agreement or (iii) upon a Default as provided in this Agreement.

(iii)	Subsection 1.3(a) is hereby amended and restated to read as follows:

1.3(a)     Interest accrues on the Revolving Loan at Agent’s floating Prime Rate (as that term is defined in the Loan Agreement) minus one half of one percent (1/2%) per annum.

(iv)	Section 1.5(a) is hereby deleted in its entirety with no material to be placed in its stead.

(v)	Section 1.5(b) is amended and restated to read as follows:

Subject to Section 1.1(a), the Borrower may repay the Revolving Loan from time to time, in whole or in part, without any premium or penalty, and the principal balance of the Revolving Loan will be reduced and availability for additional advances will be increased accordingly. Without limiting any other permitted manner of payment, the Borrower from time to time may direct that payments (in good collected funds) be made to the Agent through deducting the payment amount directed by the Borrower from any account maintained by the Borrower with the Agent.

(vi)	Section 1.5(c) is hereby deleted in its entirety with no material to be placed in its stead.

(vii)	Section 1.9(l) is hereby amended and restated as follows:

1.9(l)     Agent and Borrower have entered into account agreements with respect to each depository account and Borrower has established cash balances in such demand deposit accounts at Agent. Borrower will maintain an aggregate average monthly balance in the depository accounts of at least $375,000.00.

(viii)	Subsections 5.9(b) and (d) are amended and restated to read as follows:

5.9(b)     The Borrower is a “United States person(s)” and does not intend to apply the proceeds of the Revolving Loan directly or indirectly to the “acquisition” of “stock” of a “foreign issuer” or “debt obligation” of a “foreign obligor” in violation of (and as such terms are defined) in the United States Interest Equalization Tact Act, or to take or permit any other action which would subject Agent to the tax imposed by said Act.

5.9(d)     The Revolving Loan has been requested by Borrower for working capital and other business purposes (and not for personal, household or family purposes) and to retire indebtedness owed to Webster Business Credit Corporation (it being understood, however, that any funds available for any Permitted Non-Borrower Transfer may have been and hereafter may be used for the purpose of repaying the Revolving Loan, reborrowed thereafter in accordance with the terms and conditions of this Agreement under Subsection 1.1(a) and used for any Permitted Non-Borrower Transfer).

(ix)	Subsection 6.7(h) is hereby amended and restated to read as follows:

6.7(h)      On a monthly basis (and more frequently as desired by Borrower with the written consent of the Agent), reports and supporting documents evidencing the Borrower’s sales, credits, remittances and collections and all other adjusting entries in form and substance satisfactory to Agent.

(x)	The first sentence of Subsection 6.14(a) is hereby amended and restated to read as follows:

If a Default has occurred and remains uncured and the Agent has given written notice to the Borrower to do so, then upon receipt of any or all proceeds of the Collateral, the Borrower is to pay such proceeds directly to Agent.

(xi)	Subsection 6.20(f) is hereby amended and restated to read as follows:

(f)     Unused Line Fee. Borrower is to pay Agent, for the ratable benefit of Lenders, an annual unused line fee equal to .125% of the difference between the Borrowing Base and the amount of advances outstanding on account of the Revolving Loan, payable monthly in arrears. The unused line fee is deemed earned in full on the date when same is due and payable hereunder and is not subject to rebate or pro ration upon termination of this Agreement for any reason. For the purposes of this subsection, the amount of advances outstanding on account of the Revolving Loan shall be deemed to include the unadvanced face amount of each Letter of Credit.

(xii)	Clause (ii) of Section 7.1 is hereby amended and restated to read as follows:

(ii) SPAR Group International, Inc. or any Foreign Subsidiary may acquire assets or the business of another corporation, partnership or entity organized and operating outside the United States provided that the funds utilized therefor are not derived from the proceeds of Collateral and are derived solely from any one or more of the operations or debt of the Borrower’s Foreign Subsidiaries, any Permitted Non-Borrower Transfer (as defined in Section 7.12) or any Approved Subordinated Debt (it being understood, however, that any funds may have been and hereafter may be transferred to a Borrower by a Foreign Subsidiary or the litigation proceeds described in Section 6.14(d) may be used for the purpose of repaying the Revolving Loan and reborrowed thereafter in accordance with the terms and conditions of this Agreement); when reborrowed, such funds are not to be deemed proceeds of Collateral if segregated or used by the Borrower for the purposes of a Permitted Non-Borrower Transfer and are not subject to any use restrictions provided in this Agreement. Prior to any transfer or acquisition set forth above, the Borrower shall submit to Agent a Compliance Certificate based upon the pro forma analysis of the effect of such transfer or acquisition.

(xiii)	The last sentence of Section 7.12 is hereby amended and restated to read as follows:

Further notwithstanding the foregoing, SGRP or any Domestic Subsidiary which is a Borrower may make any payment to or transfer any property or assets to any Foreign Subsidiary ( each a “Permitted Non-Borrower Transfer”) provided that (a) the Borrower is in compliance with Sections 7.15, 7.16, 7.17 and 7.19 at the time of any such payment or transfer; (b) the aggregate amount of such payment or transfer does not exceed $1,500,000 at any time; and (c) excluding the $1,500,000 set forth in (b) above, any additional funds utilized therefor are (i) derived from the litigation proceeds described in Section 6.14(d) or (ii) are not derived from the proceeds of Collateral and are derived solely from any one or more of the operations or debt of the Borrower’s Foreign Subsidiaries (it being understood, however, that any such funds may have been and hereafter may be transferred to a Borrower by a Foreign Subsidiary or the litigation proceeds described in Section 6.14(d) may be used for the purpose of repaying the Revolving Loan and reborrowed thereafter in accordance with the terms and conditions of this Agreement; when reborrowed, such funds are not to be deemed proceeds of Collateral if segregated or used by the Borrower for the purposes of a Permitted Non-Borrower Transfer and are not subject to the use restrictions provided in this Agreement).

(xiv)	The following sentence is added to the end of Section 7.15:

For the sake of clarity, the GAAP or other determinations in this Agreement respecting the Borrower on a combined basis do not include any Foreign Subsidiary, while those respecting SPAR Group, Inc., and its Subsidiaries on a consolidated basis include all Foreign Subsidiaries, in each case except to the extent specifically provided otherwise.

(xv)	Section 7.17 is hereby amended and restated to read as follows

Neither the Borrower (on a combined basis) nor SPAR Group, Inc., and its Subsidiaries (on a consolidated basis) is to create or suffer to exist its combined or consolidated indebtedness to tangible net worth ratio, the numerator of which being Indebtedness and the denominator of which being Tangible Net Worth, to be greater than (a) 3.0 to 1 for the Borrower on a combined basis and (b) 4.0 to 1 for SPAR Group, Inc., and its Subsidiaries on a consolidated basis. The term “Indebtedness” is to be determined on a combined basis for the Borrower or consolidated basis for SGRP and its Subsidiaries, as applicable, in accordance with GAAP and includes all items which should be and are included on the balance sheet in determining total liabilities, whether demand, installment, contingent, secured, unsecured, guaranteed, endorsed or assumed.

(xvi)	Section 7.19 is hereby amended and restated to read as follows:

Section 7.19 Borrower Fixed Charge Coverage Ratio

The Borrower is not to cause or permit its combined Fixed Charge Coverage Ratio to be less than 1.0 to 1.0 as of the last day of each fiscal quarter for the twelve month period then ended. The term “Fixed Charge Coverage Ratio” is to be determined for the Borrower on a combined basis in accordance with GAAP and means and includes with respect to any fiscal period the ratio of (a) (i) EBITDA of Borrower on a combined basis, minus (ii) Non-Financed Capital Expenditures made by the Borrower on a combined basis during such period (including, without limitation, expenditures for software) to (b) the Fixed Charges of the Borrower on a combined basis during such period. “EBITDA” means (on a combined basis for the Borrower) for the applicable period the sum of (i) earnings of Borrower on a combined basis before interest and taxes for such period plus (ii) depreciation expenses of Borrower on a combined basis for such period, plus (iii) amortization expenses of Borrower on a combined basis for such period, plus (iv) cash received during such period by Borrower from Foreign Subsidiaries as recorded through intercompany, less (v) other income and/or expense of Borrower on a combined basis for such period related to extraordinary litigation, less (vi) allocation of Borrower expenses during such period to the Foreign Subsidiaries as recorded through intercompany. “Non-Financed Capital Expenditures” means capital expenditures by Borrower on a combined basis during the applicable period not financed with proceed of purchase money financing permitted in Section 7.4. “Fixed Charge” means the sum (without duplication) for the Borrower on a combined basis during the applicable period of (i) all interest payments made on the Revolving Loan hereunder, plus (ii) all dividends or other distributions to stockholders (if permitted by Agent) and other payments made or paid with respect to any indebtedness for money borrowed (excluding the principal amount of Revolving Advances but including all payments made on capitalized leases) during such period, plus (iii) income or franchise taxes paid in cash during such period, plus (iv) all capital contributions and/or loans made by any Borrower to any Foreign Subsidiary during such period which are otherwise permitted by this Agreement.

(xvii)	The first sentence in Subsection 14.1 is hereby amended and restated to read as follows:

The Revolving Loan terminates July 6, 2016, and automatically renews on each anniversary thereof for successive one (1) year periods thereafter in the absence of a Default and notice of non-renewal from Agent, unless (a) terminated earlier pursuant to Section 10.1 hereof, (b) terminated by Agent by not less than ninety (90) days written notice of termination prior to a Termination Date or (c) terminated by Borrower pursuant to Section 14.2 hereof, whichever termination occurs first. “Termination Date” shall mean the earliest date on which the Revolving Loan (i) is not so automatically renewed, (ii) is so terminated pursuant to Section 10.1, or (c) is so terminated by Agent or Borrower.

(xviii)	Section 14.2(iii) is hereby deleted in its entirety with no material to be placed in its stead.

(xix)	The definitions of "Domestic Subsidiary" and "Foreign Subsidiary" in Exhibit D are hereby amended and restated to read as follows:

“Domestic Subsidiary” shall mean any Subsidiary of SGRP organized in a state or territory of the United States of America, whether wholly or partially owned, and whether now existing or hereafter acquired or created, but excluding SPAR Canada, Inc. and National Merchandising Services, LLC, and excluding each Inactive Subsidiary. Although SPAR Canada Inc., is a Nevada corporation, and National Merchandising Services, LLC, is a Nevada limited liability company, each is classified as a Foreign Subsidiary for the purposes of this Agreement and the other Loan Documents.

“Foreign Subsidiary” means SPAR Canada, Inc., a Nevada Corporation, National Merchandising Services, LLC, a Nevada limited liability company, or any direct or indirect Subsidiary of SGRP organized in any jurisdiction outside of the United States, whether wholly or partially owned, and whether now existing or hereafter acquired or created. Although SPAR Canada Inc., is a Nevada corporation, and National Merchandising Services, LLC, is a Nevada limited liability company, each is classified as a Foreign Subsidiary for the purposes of this Agreement and the other Loan Documents.

(xx)	In the definition of “Permitted Investment” in Exhibit D, the following new clauses (d) and (e) are hereby inserted immediately before the closing period:

(d) any Permitted Non-Borrower Transfer; or

(e) any extension, renewal or replacement of any such investment.

4.     Borrower represents and warrants that there are no Defaults or events of Default pursuant to or defined in any of the Loan Documents, and that all warranties and covenants which have been made or performed by Borrower in connection with the Loan Documents were true and complete in all material respects when made or performed.

5.     All representations, warranties and covenants made by Borrower to Agent in the Loan Documents are true and complete in all material respects as if hereby repeated and (except as and to the extent limited to reference dates) first made expressly in this Fourth Agreement of Amendment.

6.     Except as otherwise provided herein, the Loan Documents shall continue in full force and effect, in accordance with their respective terms. The parties hereto hereby expressly confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and pursuant to said Loan Documents as amended hereby and consent to the terms of this Fourth Agreement of Amendment. Capitalized terms used in this Fourth Agreement of Amendment which are not otherwise defined or amended herein have the meaning ascribed thereto in the Loan Documents.

7.     The parties agree to sign, deliver and file any additional documents and take any other actions that may reasonably be required by Agent including, but not limited to, affidavits, resolutions, or certificates for a full and complete consummation of the matters covered by this Fourth Agreement of Amendment.

8.     This Fourth Agreement of Amendment is binding upon, inures to the benefit of, and is enforceable by the heirs, personal representatives, successors and assigns of the parties. This Fourth Agreement of Amendment is not assignable by Borrower without the prior written consent of Agent; provided, however, that this Agreement shall be deemed to be assigned with any assignment of the Loan Agreement consented to by Agent.

9.     To the extent that any provision of this Fourth Agreement of Amendment is determined by any court or legislature to be invalid or unenforceable in whole or part either in a particular case or in all cases, such provision or part thereof is to be deemed surplusage. If that occurs, it does not have the effect of rendering any other provision of this Fourth Agreement of Amendment invalid or unenforceable. This Fourth Agreement of Amendment is to be construed and enforced as if such invalid or unenforceable provision or part thereof were omitted.

10.   This Fourth Agreement of Amendment may only be changed or amended by a written agreement signed by all of the parties. By the execution of this Fourth Agreement of Amendment, Agent is not to be deemed to consent to any future renewal or extension of the Revolving Loan or Loan Documents.

11.   This Fourth Agreement of Amendment is governed by and is to be construed and enforced in accordance with the laws of New York as though made and to be fully performed in New York (without regard to the conflicts of law rules of New York that would defer to the substantive laws of any other jurisdiction).

12.   The parties to this Fourth Agreement of Amendment acknowledge that each has had the opportunity to consult independent counsel of their own choice, and that each has relied upon such counsel's advice concerning this Fourth Agreement of Amendment, the enforceability and interpretation of the terms contained in this Fourth Agreement of Amendment and the consummation of the transactions and matters covered by this Fourth Agreement of Amendment.

13.   The Borrower agrees to pay all reasonable attorneys' fees incurred by Agent in connection with this Fourth Agreement of Amendment (in addition to those otherwise payable pursuant to the Loan Agreement), which fees are to be paid as of the execution hereof.

THE BORROWER, FOR ITSELF, ITS SUBSIDIARIES (IF ANY) AND AGENT HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS FOURTH AGREEMENT OF AMENDMENT OR THE DEBT AS AN INDUCEMENT TO THE EXECUTION OF THIS FOURTH AGREEMENT OF AMENDMENT.

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[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have signed this Fourth Agreement of Amendment.

(BORROWER) SPAR GROUP, INC. NATIONAL ASSEMBLY SERVICES, INC. SPAR GROUP INTERNATIONAL, INC. SPAR ACQUISITION, INC. SPAR TRADEMARKS, INC. SPAR MARKETING FORCE, INC.
Witness:

/s/ Marc Pedalino	By:	/s/ James R. Segreto
Print Name: Marc Pedalino		James R. Segreto
Title: Assistant		Chief Financial Officer, Treasurer and Secretary (As to all Borrower entities)

(AGENT/LENDER) STERLING NATIONAL BANK

/s/ Michelle Tawdeen	By:	/s/ Murray R. Markowitz
Print Name: Michelle Tawdeen	Name:	Murray R. Markowitz
Title: Vice President	Title:	First Vice President

ACKNOWLEDGMENT

STATE OF NEW YORK

SS.:

COUNTY OF WESTCHESTER                        ,

BE IT REMEMBERED, that on this 10th day of July, 2013, before me, the subscriber, personally appeared JAMES R. SEGRETO who, I am satisfied, is the person who signed the within document as Chief Financial Officer, Treasurer and Secretary of SPAR GROUP, INC., NATIONAL ASSEMBLY SERVICES, INC., SPAR GROUP INTERNATIONAL, INC., SPAR ACQUISITION, INC., SPAR TRADEMARKS, INC., and SPAR MARKETING FORCE, INC., the corporations ("Corporations") named therein and this person thereupon acknowledged that he is authorized to sign the within document on behalf of the Corporations and that the said document made by the Corporations was signed, sealed and delivered by this person as such officer and is the voluntary act and deed of the Corporations, made by virtue of authority from their Board(s) of Directors.

/s/ Marc Pedalino
Marc Pedalino, Notary Public